SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 16, 1999


                                  AURA SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)


         DELAWARE                        0-17249                95-4106894
(State or other Jurisdiction           (Commission           (I.R.S. Employer
of Incorporation or Organization)      File Number)          Identification No.)


                               2335 Alaska Avenue
                          El Segundo, California 90245
                    (Address of principal executive offices)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (310) 643-5300

FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT:  N/A




Item 5.   Other Events.



Inability to Timely File Form 10-K

         Aura Systems, Inc. ("Aura" or the "Company") is unable to file its Form 10-K for the year ended February 28, 1999, by the due date, June 16, 1999, as its auditors have not yet prepared audited financial statements. The Company intends to file Form 10-K as soon as it is able to obtain sufficient funds to pay its auditors to complete the audit. However, in the interest of providing current information to Aura's shareholders, the following information is being furnished in order to provide information regarding certain material developments which have occurred in Aura's business since it filed its Form 10-Q for the quarter ended November 30, 1998.

Recent Material Events

         During the past year Aura devoted substantial financial and human resources in furtherance of its plan to manufacture and sell its patented, proprietary product, the AuraGen. This involved, among other things, the establishment of manufacturing facilities and building a sales and marketing organization to support the introduction of this new product to the marketplace. As is often the case with the introduction of a capital intensive product launch, it was anticipated that in order to implement Aura's business plan, working capital would be required in an amount that would exceed cash flow generated from initial sales of the AuraGen.

         Aura anticipated that its working capital needs would be met from a number of sources, including the repayment by NewCom, Inc. ("NewCom") of approximately $20 million of indebtedness which was due in September 1998 and proceeds from external debt and equity financing. NewCom was unable to meet its obligations to Aura in September 1998, creating a significant cash shortfall to Aura. NewCom's operations in the third quarter of fiscal 1999 were severely impacted by an industry-wide slump in the computer peripherals industry, causing a buildup in inventory and difficulty in collecting receivables from mass merchants. NewCom's business reached a critical juncture in January 1999 when Deutsche Financial Services, which maintained NewCom's principal working capital line, announced that it was unwilling to continue to advance working capital to NewCom under its credit facility. Ultimately, this resulted in NewCom ceasing its day-to-day operations.

         NewCom's inability to meet its obligations to Aura had a material adverse impact on Aura's operations. Payments to Aura suppliers were slowed. As a result, needed parts and components were not available when scheduled. Similarly, sales orders in the AuraSound division could not be filled, as needed parts and components could not be obtained from vendors who needed to be paid. This in turn limited Aura's ability to generate cash flow from sales in the AuraGen and AuraSound divisions.

         As previously reported in the Company's Form 10-Q for the period ended November 30, 1998, the Company's management was forced to take steps to curtail its expansion plans and began implementing measures to reduce its overhead until such time as additional working capital could be obtained. These steps have included the layoff or resignation of more than fifty employees since January 15, 1999, the sale of the Company's MYS division to its former owners, the elimination of the display division and the temporary suspension of
development   activities associated  with the EVA  program.  Steps are also underway to license Aura's proprietary AuraSound line of speakers. In addition, since March 1999 Aura pledged approximately 3.5 million shares of NewCom Common Stock owned by it to secure obligations of Aura to certain creditors. Approximately 450,000 shares of NewCom were liquidated by some of these creditors and applied to reduce Aura's indebtedness.

         Since January 1999 the Company's limited resources have been devoted almost entirely to continuing the manufacturing and sale of the AuraGen products. This has required the Company to make some difficult decisions, including the decision to delay payments to the auditors, which in turn has delayed the filing of the Company's Annual Report on Form 10-K. However, the decision was made to support the AuraGen program at all costs, as the Company believes that ultimately the success of the Company and realization of shareholder value will depend on the successful implementation of the AuraGen program.

         Although the Company has experienced delays in the shipping of AuraGen products since the beginning of the year as a result of insufficient working capital, necessary parts are now being obtained and shipments of AuraGens have resumed. However, the Company's continued operation will require an infusion of additional working capital, which will in turn require the successful restructuring of Aura's outstanding indebtedness, discussed below.

         With its limited resources the Company has stayed focused on the AuraGen. The Company continues to support the U.S. Army in its evaluation of the AuraGen (known to the U.S. Army as the VIPER). Over 25 cities across the U.S. have purchased and are currently evaluating the AuraGen for their use. Some cities have already specified the AuraGen as a requirement for some of their vehicles. Over 30 utilities in the U.S. have also purchased and are evaluating the AuraGen. Certain major telecommunications companies have recently completed their evaluations and the Company expects that purchases by these companies will be forthcoming. Numerous state and federal agencies are evaluating the AuraGen for their specific applications.

         While the Company's limited resources have slowed progress, the Company has continued to develop different engine mounts for the AuraGen. Today, the Company has completed the engine mount designs and started production that will fit most of the trucks, pickups and SUV's built in North America by the major OEMs. The Company's 5kw model is now available for more than 20 different vehicle models. The Company continues to work closely with OEMs to evaluate the possibilities for an OEM option sometime in the future.

Need For Restructuring and Infusion of Working Capital

         The Company's ability to maintain and expand its operations will require an infusion of working capital and the restructuring of Aura's principal indebtedness. In this regard, the Company has retained one of the top five international accounting firms to assist it in implementing a restructuring. Discussions are ongoing with key investor groups who together represent Aura indebtedness of approximately $35 million, consisting of straight debt and debt which is convertible into Aura Common Stock, with a view towards converting this indebtedness into equity. The Company believes that the restructuring of this indebtedness is required in order to obtain working capital from other third parties. There are no assurances that satisfactory agreements will be reached with these debtholders. Absent an agreement, the Company will explore other avenues.

         A successful restructuring will also require the cooperation of other creditors of Aura. As of June 15, 1999, the Company was in arrears in respect of more than $10 million in trade payables and in arrears under leases or mortgages in six Company facilities. The Company's proposed restructuring plan calls for leases and mortgages to be paid current and all trade creditors to be paid in full over time. This will require an infusion of working capital from third parties and the agreement of these creditors. There are no assurances that satisfactory agreements will be reached with these creditors.

         The Company is also a party to certain guarantees of NewCom indebtedness, including a guarantee of NewCom's indebtedness to Deutsche Financial Services ("DFS") of approximately $8.5 million, and a stipulated judgment in favor of a NewCom creditor for approximately $2.0 million. In April 1999 DFS commenced legal proceedings against Aura to obtain a prejudgment lien on Aura's assets to secure Aura's guarantee obligations. Although there are no assurances, the Company believes DFS is fully collateralized by the assets of NewCom that it possesses and that there will be no resulting obligation on Aura's part.

         The Company does not anticipate that it will be able to obtain external financing until a restructuring of its principal outstanding indebtedness can be achieved. Although the Company presently has no commitments to obtain working capital financing from third parties, it is in ongoing discussions with a number of potential investors who have expressed serious interest in providing working capital to the Company, subject to achieving a successful debt restructuring. There are no assurances that such working capital will be made available to the Company, or that such capital will be available at the times or in the amounts required by the Company.

Status of Nasdaq Stock Market Listing

         In February 1999 the Company was notified by the Nasdaq Stock Market ("Nasdaq") that the Company's Common Stock was not in compliance with Nasdaq's requirement that the Common Stock maintain a minimum bid price of $1.00, and that the Company would have 90 days to regain compliance. In May 1999 the Company requested a hearing before Nasdaq to obtain a temporary exemption from the $1.00 minimum bid price requirement. Nasdaq has scheduled a hearing on July 9, 1999.

         Nasdaq listing rules also require that listed companies timely file periodic reports with the SEC, including Form 10-Ks and 10-Qs in order to maintain their listing. The Company's Form 10-K, which is due by June 16, 1999, is not being filed timely as a result of the inability of the Company to complete its audit. As previously reported by the Company, the audit has been delayed as a result of the Company's inability to pay its auditors. The Company intends to seek a temporary exemption from this listing requirement.

         The Company's ability to regain compliance with SEC filing requirements is dependent upon its ability to pay its auditors. The Company's ability to regain compliance with the $1.00 minimum bid price requirement will likely require the Company to effect a reverse stock split, an action which requires shareholder approval and solicitation of proxies. The Company intends to file its Form 10-K for the fiscal year ended February 28, 1999, and seek shareholder approval of a reverse stock split at such time as the Company has sufficient working capital to pay the costs associated with these actions. There are no assurances as to when or if the Company will be able to complete these actions. Even if the Company is able to complete these actions, there are no assurances that they can be completed by the deadlines established by Nasdaq. Even if these actions can be successfully completed, Nasdaq retains the discretion to modify or increase listing criteria, and there are no assurances that the Company will be able to maintain compliance with other Nasdaq listing criteria. If the Company's Common Stock is delisted, it nonetheless intends to file its Form 10-K as soon as the audit can be completed.

         This Report contains forward looking statements and future results may differ materially from those anticipated in such forward looking statements.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed by the undersigned hereunto duly authorized.

                                                  AURA SYSTEMS, INC.
                                                  (Registrant)

Date:  June 16, 1999                         By:  /s/ Steven C. Veen
                                                  ---------------------
                                                  Steven C. Veen
                                                  Chief Financial Officer